Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of April 9, 2003, by and between Vornado Realty Trust (the “Company”) and Mitchell N. Schear (“Employee”).

WHEREAS, the Company, the Employee, Gretchen Dudney, Laurie Kramer, Paul Sowter, Patrick Tyrrell, John Nicolosi and Amy Schear have entered into a Contribution Agreement dated April 9, 2003 (the “Contribution Agreement”), in accordance with which the Company will acquire all of the membership interests in Kaempfer Management Services, LLC (“KMS”), and The Kaempfer Company, Inc. as well as the Kaempfer Ownership Entities and the Waterfront Option (as such terms are defined in the Contribution Agreement);

WHEREAS, Employee currently serves as President of KMS; and

WHEREAS, the Company wishes to secure the continued services of Employee to the Company following the completion of the transactions authorized by the Contribution Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.             Employment.  The Company hereby agrees to employ Employee as President of the Charles E. Smith Commercial Realty Division of the Company (the “Smith Division”) and President of KMS and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth.

2.             Term.  The period of employment of Employee by the Company hereunder (the “Employment Period”) shall commence as of the Closing Date (as such term is defined in the Contribution Agreement, hereinafter referred to as the “Commencement Date”), and shall continue until the fourth anniversary thereof; provided that commencing on the fourth anniversary of the Commencement Date, and upon each subsequent anniversary of the Commencement Date, the Employment Period shall be automatically extended for one (1) additional year unless either party gives written notice not to extend this Agreement prior to three (3) months before such extension would otherwise be effectuated.  Notwithstanding the foregoing or anything to the contrary set forth herein, in the event Employee’s employment earlier terminates in accordance with Section 6, the Employment Period shall end upon such earlier termination.

3.             Duties and Responsibilities.  During the Employment Period, Employee will serve as President of the Smith Division in charge of the Company’s Washington, D.C. metropolitan area office division, will perform other executive duties on behalf of the Company consistent with his position and shall report to the President of the Company, or such other senior officer of the Company as designated by the President or

Chief Executive Officer of the Company.  In addition, Employee shall initially serve as President of KMS and shall continue in such position for a period to be determined by the Company in its sole discretion.  Employee shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company.  Notwithstanding the foregoing or anything to the contrary set forth herein, Employee shall, during the term of this Agreement, have the right to engage in Items 6 and 7 on the list of “Excluded Activities” provided in Attachment A hereto, provided that such activities do not impair Employee’s ability to perform services to the Company as set forth herein.

4.             Place of Performance.  The principal place of employment of Employee shall be at the Smith Division’s offices in Arlington, Virginia.

5.             Compensation and Related Matters.

(a)   Base Salary and Bonus.  During the Employment Period the Company shall pay Employee a base salary at the rate of not less than $500,000 per year (“Base Salary”).  Employee’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices.  If Employee’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes under this Agreement.  In addition to Base Salary, the Employee (i) may be entitled to an annual incentive bonus (“Bonus”) each fiscal year (at a target of 50% of Base Salary) at the sole discretion of the Company, to be payable at the same time as bonuses are paid to the senior executive officers of the Company listed on Schedule 1 hereto (the “Senior Executive Officers”); and (ii) shall be entitled to participate in extraordinary bonus plans and programs of the Company along with other Senior Executive Officers eligible to participate in such programs.  Notwithstanding the foregoing, Employee shall receive a bonus of not less than $200,000 for the Company’s fiscal year in which the Commencement Date occurs.

(b)   Share Options. Employee shall be granted share options to purchase 125,000 common shares of beneficial interest (“Stock”) of the Company pursuant to the terms of the Company’s 2002 Omnibus Share Plan (the “2002 Plan”) at a purchase price per share equal to the fair market value of the Stock on the date the options are granted (the “Options”).  Such Options shall be granted on the Commencement Date, and shall be subject to the general terms of the 2002 Plan and the share option agreement thereunder in the form attached hereto as Exhibit A.  The Options shall become exercisable at a rate of one-third (33 1/2%) after the first anniversary of the date of grant, and an additional one-third (33 1/2%) on each of the second and third anniversaries of such date, provided Employee remains an employee of the Company on such respective dates.  Notwithstanding the foregoing, the Options will accelerate and become fully exercisable if (i) Employee is terminated pursuant to Sections 6(e) or 6(f), or (ii) upon the sale or change in control of the Company (collectively, a “Sale”).  Any future share option grants shall be made to Employee on comparable terms as such grants are made to other Senior Executive Officers.

(c)   Benefit Plans.  Employee shall be entitled to participate in such retirement, pension, insurance, health, or other benefit plan or program, fringe benefit or other perquisite that generally is provided by the Company for other Senior Executive Officers of the Company, or which it may adopt from time to time for its Senior Executive Officers, in accordance with the eligibility requirements for participation therein.  Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs, or employee fringe benefits, it may adopt from time to time.  Notwithstanding the foregoing, to the extent that the health benefits provided to the Employee by the Company hereunder are not economically equivalent to those provided to Employee by his former employer immediately prior to the date hereof (as a result of new or increased co-pay arrangements, increased deductibles, or the like), the Company shall make a monthly cash payment to Employee to compensate him for any reduction in such benefits, provided, however, that the total of all such monthly cash payments shall not exceed $10,000 per year.

(d)   Vacation.  Employee shall be entitled to the normal and customary amount of paid vacation provided to the Company’s Senior Executive Officers, but in no event less than four (4) weeks annually, beginning on the Commencement Date.  In addition, Employee shall be entitled to the same sick leave and holidays provided to other Senior Executive Officers of the Company.

(e)   Expenses.  The Company shall promptly reimburse Employee for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all Senior Executive Officers of the Company.

(f)    Automobile.  The Company shall pay Employee a car allowance equal to $1875 per month.

(g)   Restricted Stock Agreement.  On the Commencement Date, the Employee will be granted a number of shares of restricted Stock (the “Restricted Shares”) pursuant to the terms of the Company’s 2002 Plan and a restricted stock agreement in the form of Exhibit B hereto equal to the result of dividing $1,000,000 by the fair market value of one share of Stock on the Commencement Date.  Such Restricted Shares shall vest in equal annual installments over a four (4) year period commencing on the Commencement Date and shall earlier vest if the Employee’s employment is terminated pursuant to Sections 6(b), 6(c), 6(e) or 6(f).  Notwithstanding the foregoing, such Restricted Shares shall become fully vested upon a Sale.

6.             Termination.  Employee’s employment hereunder shall be terminated upon the earliest of:

(a)   Expiration.  The expiration of the Employment Period.

(b)   Death.  The death of Employee.

(c)   Disability.  If, Employee shall be Disabled for a period of six (6) consecutive months and within thirty (30) days after written Notice of Termination is given by the Company after such six (6) month period, Employee shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Employee’s employment hereunder for “Disability”.  For purposes of this Agreement, “Disability” or “Disabled” shall mean “Total Disability” or “Totally Disabled” or such similar term as may be defined in the Company’s long term disability plan; provided, that, if no such plan exists, “Disability” or “Disabled” shall have the meaning provided in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(d)   Cause.  The Company terminates Employee for Cause.  For purposes of this Agreement, the Company shall have “Cause” to terminate Employee’s employment upon Employee’s (i) willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) which has not been cured within thirty (30) days after delivery to Employee of a written notice that identifies the manner in which the Company believes that Employee has willfully not substantially performed his duties, (ii) willful misconduct which is economically injurious to the Company or to any entity in control of, controlled by or under common control with the Company (an “Affiliate”), including, but not limited to, any breach of Sections 9 and 10 hereof which has not been cured within thirty (30) days after delivery to Employee of a written notice that identifies the manner in which the Company believes that Employee has willfully engaged in misconduct that has economically injured the Company or an Affiliate, or (iii) the conviction of, or plea of guilty or nolo contendere to, a felony, or (iv) habitual drug or alcohol abuse which materially impairs Employee’s ability to perform his duties hereunder.

(e)   Material Breach.  Employee terminates his employment for a material breach of this Agreement by the Company.  For purposes of this Agreement, a “material breach” shall be deemed to occur upon (i) a failure by the Company to comply with any material provision of this Agreement or (ii) a relocation by the Company of Employee’s principal place of employment to outside the Washington, D.C. metropolitan area, which, in the case of clauses (i) and (ii) of this Section 6(e) has not been reasonably cured within thirty (30) days after written notice of such event has been given by Employee to the Company.  Notwithstanding the foregoing or anything to the contrary set forth herein, in no event will the failure of the Company to employ Employee as President of KMS constitute a “material breach” of this Agreement.

(f)    Without Cause.  The Company terminates his employment hereunder without Cause by providing Employee with a Notice of Termination.

(g)   Voluntary Termination.  Employee terminates this Agreement and Employee’s employment hereunder at any time upon ninety (90) days prior written notice to the Company.

7.             Termination Procedure.

(a)   Notice of Termination.  Any termination of Employee by the Company or by Employee (other than termination pursuant to (i) Section 6(a) (which shall require the notice specified in Section 2) or (ii) Section 6(b) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee under the provisions so indicated.

(b)   Date of Termination.  “Date of Termination” shall mean (i) if Employee’s employment is terminated by the expiration of this Agreement, the date of expiration, (ii) if Employee’s employment is terminated by his death, the date of his death, (iii) if Employee’s employment is terminated pursuant to Section 6(c) hereof, thirty (30) days after Notice of Termination is given (provided that Employee shall not have again become available for service on a regular basis during such thirty (30) day period), (iv) if Employee’s employment is terminated pursuant to Sections 6(d), 6(e), 6(f) or 6(g), the date specified in the Notice of Termination, and (v) if Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

8.             Amounts Due Upon Termination or During Disability.  In the event Employee is Disabled or his employment terminates during the Employment Period, the Company shall provide Employee with the payments set forth below.  Employee acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period, provided, however, that such payments shall not limit any rights Employee may have to payments arising from matters outside the terms of this Agreement.

(a)   During any period that Employee is Disabled (“Disability Period”), Employee shall continue to receive his Base Salary at the rate then in effect for such Disability Period until his employment is terminated pursuant to Section 6(c) hereof.  Payments made to Employee pursuant to this Section 8(a) during the first six (6) months of the Disability Period shall be reduced by the sum of the amounts, if any, paid to the Employee at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment, provided, however, that if any disability plan of the Company provides for the reduction of benefit payments thereunder as a result of payments that are made or may be made under this Section 8(a), then there shall be no reduction of payments under this Section 8(a) as a result of payments under such disability plan.  Employee shall also be entitled to any other benefits or payments provided pursuant to any plan or policy of the Senior Executive Officers of the Company in accordance with such plan’s or policy’s terms.

(b)   If Employee’s employment is terminated pursuant to Sections 6(a), 6(b), 6(d) or 6(g) the Company shall pay Employee (i) his accrued but unpaid Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, (ii) any annual earned but unpaid bonus for any completed fiscal year (plus a pro rata share of Employee’s target bonus for the fiscal year of termination), (ii) the benefits, fringes and perquisites, including, without limitation, accrued vacation, up to the date of termination, and (iii) any other amount due Employee under any other program or plan of the Company in which the Employee participates.

(c)   If Employee’s employment is terminated pursuant to Sections 6(e), or 6(f), the Company shall pay to Employee his (A) accrued and unpaid Base Salary through the Date of Termination and (B) a payment ( the “Severance Payment”) equal to the sum of (i) Employee’s then current Base Salary and (ii) the average of the Bonus earned by Employee, if any, in each of the two fiscal years immediately preceding the Date of Termination; if Employee has been employed less than two fiscal years, such average shall be deemed to be $200,000.  The payment described in clause (A) shall be made as soon as administratively feasible following the Date of Termination and the payment as described in clause (B) shall be paid ratably in accordance with the Company’s customary payroll practices over the one year period following the Date of Termination.  Notwithstanding the forgoing or anything to the contrary set forth herein, the payment described in clause (B) shall equal at least $750,000.

(d)   No Mitigation.  All amounts due hereunder shall be paid without any obligation to mitigate and such amounts shall not be reduced by or offset by any other amounts earned by Employee or, other than pursuant to Section 11 (to the extent applicable), claims by the Company.

9.             Confidential Information and Removal of Documents.

(a)   Employee agrees to keep secret and retain in the strictest confidence all Confidential Information which relates to the Company and any of its Affiliates.  “Confidential Information” (a) means information (i) that is learned by Employee from the Company or any Affiliate before or after the date of this Agreement (other than Confidential Information that was known by Employee on a nonconfidential basis prior to the disclosure thereof); (ii) that is commercially valuable to the Company and (iii) that is not published or of public record or otherwise generally known (other than through failure of Employee to fully perform his obligations hereunder), and (b) includes, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any of its Affiliates.  Employee agrees not to disclose any such Confidential Information to anyone outside the Company or any of its Affiliates, whether during or after his period of service with the Company, except (x) as such disclosure may be required or appropriate in connection with his service or (y) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order his to divulge, disclose or make accessible such information.  Employee agrees to give the Company advance written notice of any disclosure pursuant to clause (y) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure.

(b)   All records, files, drawings, documents, models, equipment, and the like relating to the Company’s business, which Employee has control over shall not be removed from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Employee’s carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Employee’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment.  Employee’s rolodex, telephone directory and similar type items, and furniture, art work and property owned by Employee or otherwise not owned by the Company shall not be deemed Company property and shall not be covered by this Section 9(b).  The Company shall be the owner of all trade secrets and other products relating to the Company’s business developed by Employee alone or in conjunction with others as part of his employment with the Company.

10.           Non-Competition.

(a)   In consideration of the benefits to be provided to Employee hereunder, Employee covenants that he will not, without the prior written consent of the Company, during the Employment Period and the period of one (1) year immediately following his termination of employment for any reason other than pursuant to Sections 6(a), 6(e) and 6(f) (the “Restriction Period”) engage, in the Washington, D.C. metropolitan area, in any way, directly or indirectly, in the financing, acquisition, operation, development, management, leasing or disposition of any commercial office real estate property or any improvements thereof on behalf of any public or non-public company, other than the activities set forth in Attachment A hereto (the “Excluded Activities”).

(b)   Employee hereby covenants and agrees that, at all times during the Restriction Period, Employee shall not pursue or attempt to develop or to direct to any other entity any project which the Company is or was pursuing, developing or attempting to develop during the period of his employment or interfere or otherwise compete (other than in connection with the Excluded Activities or performing services for the Company or its Affiliates with regard to other properties managed by the Company or its Affiliates with the consent of the Company) with any active lease negotiations of the Company which the Employee is or was actively involved in conducting or strategizing on behalf of the Company or its Affiliates.

(c)   Employee hereby covenants and agrees that, at all times during the Restriction Period, Employee shall not (i) assist any other person or firm in counseling, advising, encouraging or soliciting any person that within one (1) year immediately prior to the end of the Employment Period was, a tenant of the Company or its Affiliates (a “Tenant”) to terminate its lease with the Company or its Affiliates, (ii) contact any Tenant or induce or attempt to induce or otherwise counsel, advise, encourage or solicit any Tenant to terminate its lease with the Company or its Affiliates, or (iii) employ or seek to employ any person employed within one (1) year immediately prior to the end of the Employment Period by the Company or any of its Affiliates, or otherwise encourage or entice such person or entity to leave such employment.

(d)   Employee acknowledges that the restrictions, prohibitions and other provisions of this Section 10 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to enter into this Agreement.  It is the intention of the parties hereto that the restrictions contained in this paragraph be enforceable to the fullest extent permitted by applicable law.  Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable.

11.           Remedy.  Should Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 9 and 10, it is agreed that the Company shall be entitled to immediately withhold any payments or benefits to be made to Employee under Section 8 of this Agreement and shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts.  The foregoing remedy available to Company shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

12.           Successors; Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of Employee, his heirs, executors, administrators, beneficiaries and assigns and shall be binding upon and shall inure to the benefit of the Company and its successors.

13.           Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

Mitchell N. Schear
6672 32nd Place, N.W.
Washington, D.C. 20015

With a copy to:

Jay A. Epstein, Esq.
Piper Rudnick LLP

1200 19th Street, N.W.
Washington, D.C. 20036

If to the Company:

Vornado Realty Trust
888 7th Avenue
New York, NY 10019
Attention:     President; and

Vornado Realty Trust
210 Route 4 East
Paramus, New Jersey  07652
Attention:     Chief Administrative Officer

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.           Resolution of Differences Over Breaches of Agreement.  The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Sections 9 or 10 of this Agreement.  If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by arbitration in Manhattan, New York,  in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  If any contest or dispute shall arise between the Company and Employee regarding any provision of this Agreement, the Company shall reimburse Employee for all legal fees and expenses reasonably incurred by Employee in connection with such contest or dispute, but only if Employee is successful in respect of substantially all of Employee’s claims brought and pursued in connection with such contest or dispute.

15.           Governing Law.  This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.  If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

16.           Amendment.  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Employee and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.           Survival.  The respective obligations of, and benefits afforded to, Employee and Company as provided in Sections 8, 9, 10, and 14 of this Agreement shall survive the termination of this Agreement.

18.           No Conflict of Interest.  During the Employment Period, Employee shall not directly, or indirectly render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Board.  Notwithstanding the foregoing, it is expressly understood and agreed that the Employee’s engaging in the Excluded Activities shall not constitute a conflict of interest for purposes of this Agreement.

19.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.           Entire Agreement.  This Agreement and the attachments and exhibits hereto sets forth the entire agreement of the parties hereto in respect of Employee’s employment by the Company and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written by any officer, employee or representative of any party hereto in respect of such subject matter.  Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

21.           Section Headings.  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

                        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VORNADO REALTY TRUST

By:	/s/ Joseph Macnow

EMPLOYEE

/s/ Mitchell N. Schear
MITCHELL N. SCHEAR

Attachment A
Excluded Activities

1.                                       The right to engage, in the Washington, D.C. metropolitan area (the “Non-Compete Area”), in any way, directly or indirectly, in the financing, acquisition, operation, development, leasing or disposition of any primarily (determined on a relative square foot basis) commercial real estate property or any improvements thereof (“Ownership Prohibited Activities”) on behalf of any private company (a “Prohibited Company”) where the projects of the Prohibited Company directly related to Ownership Prohibited Activities in the Non-Compete Area involve ownership and control of operating properties of less than 3,500,000 rentable square feet (not including any square footage with respect to properties listed in Item 7 below).
2.                                       The right to engage, in the Non-Compete area, in any way, directly or indirectly, in the management and leasing of any primarily (determined on a relative square foot basis) commercial office real estate property or any improvements thereof (“Management Prohibited Activities”) on behalf of any Prohibited Company where the projects of the Prohibited Company directly related to Management Prohibited Activities in the Non-Compete Area involve management of operating properties of less than 6,000,000 rentable square feet (not including any square footage with respect to properties listed in Item 7 below).
3.                                       The right to engage in Ownership Prohibited Activities and Management Prohibited Activities through a company started by Employee following the termination of the Employment Period.
4.                                       The right to engage in lease brokerage (representing only tenants (excluding any Tenant (as defined in Section 10(c) of the Agreement)), sales brokerage or mortgage brokerage activities.
5.                                       The acquisition, ownership, development, management, leasing or disposition of any property by any entity in which Employee owns or acquires an equity interest as a minority passive investor (including, without limitation, as a limited partner or a non-operating member of a limited liability company) having no managerial or similar role with respect to such property.
6.                                       (i) Oversight and involvement in, and (ii) strategic control over the European “McArthur Glen” business, provided, however, that for purposes of Section 3 hereof, Employee may exercise strategic control over the European “McArthur Glen” business for a period not to exceed 180 days from the Commencement Date.
A-1

7.                                       Oversight of specified investments, passive investments and investments not being transferred 100% to the Company pursuant to the transactions authorized by the Contribution Agreement, including the following:
a.     1925 K Street
b.     Waterfront
c.     Central Place
d.     French Holiday Investments, LLC
e.     RRI, LLC
f.      The Investment Building, 1501 K Street, N.W.
g.     2099 Pennsylvania Avenue, N.W.

8.                                       Acting as consultant to governmental entities of the District of Columbia in connection with real estate developments.

A-2

Schedule 1

List of Senior Executive Officers

1.                                       Melvyn H. Blum, Executive Vice President - Development
2.                                       Michelle Felman, Executive Vice President - Acquisitions
3.                                       Paul Larner, Executive Vice President - Chief Administrative Officer and Secretary
4.                                       Joseph Macnow, Executive Vice President - Finance and Administration and Chief Financial Officer
5.                                       Wendy Silverstein, Executive Vice President - Capital Markets
6.                                       David R. Greenbaum, President of the New York City Office Division
7.                                       Christopher Kennedy, President of the Merchandise Mart Division
8.                                       Sandeep Mathrani, Executive Vice President - Retail Real Estate